TVI Corporation Third Quarter Sales Increase 28%

Raises 2004 Guidance

GLENN DALE, MD -- November 9, 2004 -- TVI Corporation (NASDAQ: TVIN), today announced that sales increased 28% to $9.3 million for the third quarter ended September 30, 2004, compared to $7.2 million for the same period last year. TVI Corporation is a global supplier of equipment for first responders, military, and public health agencies for use in response to weapons of mass destruction (WMD) and terrorist threats.

TVI expects sales growth for the full-year 2004 to be in a range of 36% to 37%. The Company expects continued sales increases in 2005 as homeland defense spending accelerates. "The majority of the funds that have been budgeted and allocated for first responders have not been spent," stated Richard V. Priddy, TVI Corporation's President and Chief Executive Officer. "First responders are now using money that was allocated in prior years so we are preparing for strong sales in the fourth quarter and in 2005 in anticipation of the continued spending of the accumulated funds."

Sales increased 43% to $28.1 million for the first nine months of 2004, compared to $19.6 million for the same period in 2003.

Operating income remained relatively flat at $2.2 million for the third quarter of 2004 compared to the third quarter of 2003. Operating income increased 24% to $7.6 million for the first nine months of 2004, from $6.1 million for the first nine months of 2003. Research and development costs for the third quarter of 2004 were $257,000, compared to $27,000 for the comparable quarter in 2003, which contributed to flat operating income growth. For the first nine months of 2004, research and development costs were $725,000, compared to $29,000 for the same period last year.

Net income increased 5% to $1.5 million for the third quarter of 2004, compared to $1.4 million for the same period last year. Earnings per basic share were $0.050 and earnings per diluted share were $0.048 for the third quarter ended September 30, 2004. Net income increased 27% to $4.8 million or $0.166 per basic share and $0.157 per diluted share for the nine month period ended September 30, 2004, compared to $3.8 million or $0.139 per basic share and $0.128 per diluted share for the same period last year.

Gross margins (gross profit as a percentage of net sales) were 50% for the third quarter of 2004, compared to 50% for the first nine months of 2004, 55% for the third quarter of 2003 and 52% for the full year of 2003. The variation in gross margin was primarily attributable to a change in the allocation of facilities, occupancy and insurance costs, which in 2003 were charged to general and administrative expenses.

Operating margins were 24% for the third quarter of 2004, compared to 27% for the first nine months of 2004, 32% for the third quarter of 2003 and 30% for the full year of 2003. The variation in operating margins was a result of increased research and development activity and an increase in sales related costs, such as trade shows, advertising, marketing and employee related costs to support sales growth, expanded product lines and the incorporation of the CAPA business into TVI's operations. The Company also experienced additional costs in obtaining its NASDAQ listing.

TVI Corporation continues to operate with no long-term debt. During the first nine months of 2004, the Company generated $3.1 million in cash flow from operations and had a cash balance at September 30, 2004 of $9.5 million. Capital expenditures for the first nine months of 2004 were $1.4 million, of which $0.9 million was attributable to capital spending related to the expansion of our product lines.

Customers in the third quarter of 2004 included the United States Navy, the United States Environmental Protection Agency, the State of Wisconsin, the New York City Fire Department, the South Carolina Department of Health and Environmental Control and the State of Idaho.

"We achieved significant milestones during the third quarter including the launch of two new products and approval for listing on the NASDAQ," stated Rick Priddy. "We recently developed the Guardian Col/ProTM system that was purchased by the U.S. Army to protect the military in the event of a chemical or biological attack. We also launched the Consequence Response Decontamination System (CRDS), which will be deployed by the National Guard." Mr. Priddy continued, "Going forward, we see growth potential in our decontamination, infection control, hospital surge capacity, and powered air respiration products. We have every reason to believe that the demand for these products will continue to increase because they are essential to protecting the lives of the people of the United States and our allies."

TVI Corporation's continued sales growth in 2005 will be achieved through a combination of increases in the budget for homeland security, the allocated, but unspent funds in the homeland security budget that will be released next year and our continued expansion of product lines.

The Company will host a conference call at 4:25 PM (EST) today to discuss the Company's third quarter results. The call will be hosted by Richard V. Priddy, the Company's President and Chief Executive Officer. Investors can listen to the call by dialing (877) 692-2592 (Domestic) or (973) 582-2700 (International) or logging onto:

Real Player Live

http://tinyurl.com/3mfax

Windows Media Live

http://tinyurl.com/6pjck

A web replay will be available for two months on the archive web sites noted below.

Real Player Archive

http://tinyurl.com/57hba

Windows Media Archive

http://tinyurl.com/5k9jt

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable systems for first responders, military, and public health agencies for use in response to WMD and terrorist threats. The Company designs, fabricates, and markets final products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company's core systems are fabric shelter structures, which employ the Company's proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF devices, beacons and markers, and decoys.

Over the past two years, TVI has experienced rapid growth, attributable to international, federal, state and municipal government spending in response to WMD and terrorist threats. TVI's products have expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI's products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a trademark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside our control; the time and costs involved in the research, dev elopment, marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; difficulties in integrating the operations, technologies and products of any businesses we may acquire, and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

For more information concerning TVI, please visit us at: www.tvicorp.com.

Contact: TVI Corporation, Glenn Dale

Richard Priddy, President & CEO: (301) 352-8800 x210

Mike Frank, Investor Relations: (201) 601-9595 mike@mfallc.com

TVI CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003

NET SALES	$ 9,260	$ 7,207	$28,091	$19,645

COST OF SALES	4,620	3,256	14,012	9,023

GROSS PROFIT	4,640	3,951	14,079	10,622

OPERATING EXPENSES
Selling, general and administrative expenses	2,141	1,648	5,792	4,476
Research and development expenses	257	27	725	29
Total operating expenses	2,398	1,675	6,517	4,505

OPERATING INCOME	2,242	2,276	7,562	6,117

OTHER INCOME	17	6	45	16

INCOME BEFORE INCOME TAXES	2,259	2,282	7,607	6,133

PROVISION FOR INCOME TAXES	788	877	2,803	2,364

NET INCOME	$ 1,471	$ 1,405	$ 4,804	$ 3,769

EARNINGS PER COMMON SHARE - BASIC	$ 0.050	$ 0.052	$ 0.166	$ 0.139

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	29,524	27,284	28,892	27,198

EARNINGS PER COMMON SHARE - DILUTED	$ 0.048	$ 0.048	$ 0.157	$ 0.128

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	30,567	29,484	30,513	29,473

TVI CORPORATION

CONSOLIDATED BALANCE SHEETS

September 30, 2004 and December 31, 2003

(in thousands)
	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 9,499	$ 7,592
Accounts receivable - trade	6,646	4,214
Inventories	1,778	2,028
Deferred income taxes	386	386
Other current assets	269	352
Total current assets	18,578	14,572

PROPERTY, PLANT AND EQUIPMENT - NET	1,855	638

OTHER ASSETS
Goodwill	554	0
Intangible assets	127	109
Other assets	48	24
Total other assets	729	133

TOTAL ASSETS	$ 21,162	$ 15,343

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable - trade	$ 1,517	$ 1,145
Accrued expenses	1,913	2,058
Total Current Liabilities	3,430	3,203

TOTAL LIABILITIES	3,430	3,203

STOCKHOLDERS' EQUITY
Preferred stock	0	53
Common stock	297	279
$0.01 par value; 98,800,000 and 98,800,000 shares authorized,
29,725,205 and 27,368,169 issued and outstanding in 2004 and 2003 respectively.
Additional paid in capital	13,644	12,821
Retained earnings (deficit)	3,791	(1,013)
TOTAL STOCKHOLDERS' EQUITY	17,732	12,140

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 21,162	$ 15,343